EXHIBIT 11

	Three Months	Three Months
	Ended	Ended
	September 30, 2007	September 30, 2006

Net Income	$3,544	180,787

Weighted average shares outstanding for basic EPS computation	1,021,864	1,010,880
Reduction for common shares not yet released by Employee Stock Ownership Plan	0	0
Total weighted average common shares outstanding for basic computation	1,021,864	1,010,880
Basic earnings per share	$0.00	$0.18

Total weighted average common shares outstanding for basic computation	1,021,864	1,010,880
Common stock equivalents due to dilutive effect of stock options	4,408	7,020
Total weighted average common shares and equivalents outstanding for diluted computation	1,026,272	1,017,900

Diluted earnings per share	$0.00	$0.18

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2007	September 30, 2006

Net Income	$70,528	584,834

Weighted average common shares outstanding for basic EPS computation	1,033,784	997,862
Reduction for common shares not yet released by Employee Stock Ownership Plan	0	0
Total weighted average common shares outstanding for basic computation	1,033,784	997,862

Basic earnings per share	$0.07	$0.59

Total weighted average common shares outstanding for basic computation	1,033,784	997,862
Common stock equivalents due to dilutive effect of stock options	5,303	6,375
Total weighted average common shares and equivalents outstanding for diluted computation	1,039,087	1,004,237

Diluted earnings per share	$0.07	$0.58